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                                                                      Exhibit 99





DATE:  November 2, 2001

CONTACTS:  Richard F. Komosinski, President and CEO
           Joseph D. Roberto, Senior Vice President, Treasurer and CFO

PHONE: 914-965-2500

FOR IMMEDIATE RELEASE
---------------------

   YONKERS FINANCIAL CORPORATION REPORTS INCREASES OF 21.4% IN NET INCOME AND 17.0% IN DILUTED EARNINGS PER SHARE FOR THE YEAR ENDED SEPTEMBER 30, 2001
             AND DECLARES QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE
                          ANNUAL MEETING ALSO ANNOUNCED

Yonkers, New York - October 31, 2001 Yonkers Financial Corporation (NASDAQ:
YFCB) (the "Company"), the holding company for The Yonkers Savings and Loan Association, FA, reported for the fiscal year ended September 30, 2001 diluted earnings per common share was $1.79, an increase of 17.0% compared to $1.53 in the prior year period. Net income for the fiscal year ended September 30, 2001 amounted to $3.8 million, an increase of 21.4% from last year. For the quarter ended September 30, 2001 diluted earnings per common share was $0.48, an increase of 26.3% compared to $0.38 reported for the quarter ended September 30, 2000. Net income for the three months ended September 30, 2001 increased by 34.4%, or $267,000 from the prior year's quarter, to $1.0 million.

The Company also announced that the Board of Directors at its October 30, 2001 meeting declared a cash dividend of $0.10 per share, payable November 26, 2001 to holders of record as of November 13, 2001. The dividend represents the Company's twenty-second consecutive quarterly cash dividend since converting to stock form.

Commenting on the Company's fiscal year-end results, Richard F. Komosinski, the Company's President and Chief Executive Officer said, "We are pleased to report strong operating results for our fiscal year 2001 especially during these difficult economic times. Our commitment to enhancing shareholder value is reflected in the substantial increase in our earnings per share and book value per share. Efforts to increase the proportion of multi-family and commercial real estate loans represented in the portfolio continued to show progress with related balances having increased 63.9% to $110.5 million at September 30, 2001 compared to $67.4 million at September 30, 2000. Progress also continues in the expansion of our retail franchise as deposits increased 19.8%. We feel the increases we have experienced in earnings, non-residential loans and deposits are consistent with our business plans."

The Company also announced that its annual meeting date is scheduled for Thursday, January 24, 2002.

Total assets at September 30, 2001 amounted to $571.1 million, an increase of $48.2 million, or 9.2%, from $522.9 million at September 30, 2000. Asset growth during the period was funded primarily through growth in the Company's deposit base relating to the expansion of its retail franchise. Deposits increased $64.4


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million to $389.5 million at September 30, 2001 from $325.1 million at
September 30, 2000. Net loans receivable, including those held for sale, increased $25.8 million to $392.8 million at September 30, 2001 from $367.0 million a year ago. Other assets increased $8.1 million primarily reflecting the Company's $9.4 million purchase of Bank-Owned Life Insurance ("BOLI"). In January 2001 the Company invested in BOLI policies to fund benefit costs. The cash surrender value of the BOLI policies is recorded on the Company's balance sheet as other assets and the change in the cash surrender value is recorded as other income. Total borrowings decreased by $27.8 million to $129.6 million at September 30, 2001 from $157.4 million at September 30, 2000.

Total non-performing loans amounted to $552,000 or 0.14% of total loans receivable at September 30, 2001 compared to $123,000 or 0.03% at September 30, 2000. The Company undertook a comprehensive analysis of the loan portfolio that revealed no significant credit issues directly attributable to the World Trade Center attack.

Stockholders' equity increased to $42.6 million at September 30, 2001 from $34.9 million at September 30, 2000, while the ratio of stockholders' equity to total assets increased to 7.5% from 6.7% at September 30, 2000. Book value per share increased to $19.11 at September 30, 2001 from $15.65 at September 30, 2000.

Net interest income for the fiscal year ended September 30, 2001 was $14.2 million, an increase of $194,000 from $14.0 million for the same period in the prior year. Net interest income for the three months ended September 30, 2001 was $3.7 million, an increase of $241,000 from $3.5 million for the same period in 2000. These increases reflect the positive effect on net interest income of higher average interest-earning assets, primarily attributable to the investment of proceeds from deposit growth, partially offset by a decline in the average interest rate spread due to a lower interest rate environment. The average interest rate spread for the fiscal year and the three months ended September 30, 2001 was 2.30% and 2.40%, respectively, compared to 2.47% and 2.52% for the respective 2000 periods. The interest margin for the three months and fiscal year ended September 30, 2001 was 2.68% and 2.76%, respectively, compared to 2.80% and 2.72% for the respective 2000 periods.

Non-interest income for the fiscal year ended September 30, 2001 was $3.1 million, an increase of $1.5 million over the same period in the prior year. Non-interest income for the three months ended September 30, 2001 was $1.1 million, an increase of $616,000 over the same period in the prior year. The net increases in both periods primarily reflect increases in gains on sales of real estate loans held for sale and securities, income from BOLI and service charges and fee income attributable to increases in transaction volume as well as fees generated from the annuities and mutual funds sales program.

Non-interest expense for the fiscal year ended September 30, 2001 increased $798,000 to $11.1 million compared to $10.3 million in the prior year. For the three months ended September 30, 2001 non-interest expense increased $510,000 to $3.1 million compared to $2.6 million for the three months ended September 30, 2000. These increases primarily reflect increased compensation and benefits expense and other non-interest expense. Compensation and benefits expense amounted to $6.4 million and $1.8 million for the fiscal year and three months ended September 30, 2001, respectively, representing increases of $674,000 and $319,000 from the respective prior year periods. The increase in compensation and benefits expense primarily reflects an increase in the number of employees and merit and performance-based increases for management and staff members. Other non-interest expense increased amounted to $2.4 million and $752,000 for the fiscal year and three months ended September 30, 2001 respectively, representing increases of $58,000 and $210,000 from the respective prior year periods. The increase in other non-interest expense primarily reflects expansion of the Companies business activities and a reserve established for other operational costs incurred during the quarter.


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The Company was organized in 1995, as the holding company for the Association.
The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and five in-store branches, located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York. The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) changes in customer preferences for our products and services, (iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the bank or the company.


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                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                          SEPTEMBER 30,          SEPTEMBER 30,
                                                                                              2001                  2000
                                                                                              ----                  ----
ASSETS

Cash and cash equivalents:
    Cash and due from banks                                                                 $    31,801            $     4,178
    Federal Funds sold                                                                               --                  6,000
                                                                                      ------------------      -----------------
         Total cash and cash equivalents                                                         31,801                 10,178
                                                                                      ------------------      -----------------
Securities:
     Available for sale, at fair value (amortized cost of $111,260 at
       September 30, 2001 and $116,858 at September 30, 2000)                                   108,025                112,373
     Held to maturity, at amortized cost (fair value of  $13,965 at
       September 30, 2001 and $16,081 at September 30, 2000)                                     16,365                 16,192
                                                                                      ------------------      -----------------
          Total securities                                                                      124,390                128,565
                                                                                      ------------------      -----------------
Real estate mortgage loans held for sale, at lower of cost or market value                        5,567                  2,743
                                                                                      ------------------      -----------------
Loans receivable, net:
     Real estate mortgage loans                                                                 375,337                354,583
     Consumer and commercial business loans                                                      13,925                 11,358
     Allowance for loan losses                                                                   (2,002)                (1,703)
                                                                                      ------------------      -----------------
          Total loans receivable, net                                                           387,260                364,238
                                                                                      ------------------      -----------------
Accrued interest receivable                                                                       3,141                  3,223
Federal Home Loan Bank  ("FHLB") stock                                                            6,557                  9,298
Office properties and equipment, net                                                              1,475                  1,859
Other assets                                                                                     10,902                  2,770
                                                                                      ------------------      -----------------
          Total assets                                                                      $   571,093            $   522,874
                                                                                      ==================      =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                               $   389,523            $   325,106
     Securities repurchase agreements                                                            66,512                 85,012
     FHLB advances                                                                               63,061                 72,400
     Other liabilities                                                                            9,416                  5,474
                                                                                      ------------------      -----------------
          Total liabilities                                                                     528,512                487,992
                                                                                      ------------------      -----------------

Commitments and contingencies

Stockholders' equity
     Preferred stock (par value $0.01 per share; 100,000
        shares authorized; none issued or outstanding)                                               --                     --
     Common stock (par value $0.01 per share: 4,500,000
        shares authorized; 3,570,750 shares issued)                                                  36                     36
     Additional paid-in capital                                                                  35,713                 35,443
     Unallocated common stock  held by employee stock
        ownership plan ("ESOP")                                                                  (1,287)                (1,572)
     Unamortized awards of common stock under  management
        recognition plan ("MRP")                                                                    (37)                  (329)
     Treasury stock, at cost (1,342,011 shares )                                                (22,037)               (22,037)
     Retained income, substantially restricted                                                   29,074                 26,032
     Accumulated other comprehensive loss                                                         1,119                 (2,691)
                                                                                      ------------------      -----------------
          Total stockholders' equity                                                             42,581                 34,882
                                                                                      ------------------      -----------------
                                                                                            $   571,093            $   522,874
                                                                                      ==================      =================


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                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FOR THE THREE MONTHS            FOR THE TWELVE MONTHS
                                                                      ENDED SEPTEMBER 30,              ENDED SEPTEMBER 30,
                                                                  ----------------------------    ----------------------------
                                                                      2001           2000             2001           2000
                                                                      ----           ----             ----           ----
Interest and dividend income:
   Loans                                                               $ 7,274        $ 6,792         $ 28,304       $ 26,005
   Securities                                                            2,005          2,264            8,772          9,265
   Other earning assets                                                    220            248              988            822
                                                                  -------------  -------------    -------------  -------------
     Total interest and dividend income                                  9,499          9,304           38,064         36,092
                                                                  -------------  -------------    -------------  -------------

Interest expense:
   Deposits                                                              3,723          3,340           14,733         11,923
   Securities repurchase agreements                                        996          1,348            4,437          5,908
   FHLB advances                                                         1,071          1,148            4,738          4,299
                                                                  -------------  -------------    -------------  -------------
     Total interest expense                                              5,790          5,836           23,908         22,130
                                                                  -------------  -------------    -------------  -------------
       Net interest income                                               3,709          3,468           14,156         13,962

Provision for loan losses                                                   75             75              300            220
                                                                  -------------  -------------    -------------  -------------
       Net interest income after provision for loan losses               3,634          3,393           13,856         13,742
                                                                  -------------  -------------    -------------  -------------
Non-interest income:
   Service charges and fees                                                504            340            1,625          1,317
   Net gain on sales of real estate mortgage
      loans held for sale                                                  273             94              679            175
   Net gain on sales of securities                                          96              9              365             19
   Other                                                                   193              7              473             82
                                                                  -------------  -------------    -------------  -------------
      Total non-interest income                                          1,066            450            3,142          1,593
                                                                  -------------  -------------    -------------  -------------
Non-interest expense:
   Compensation and benefits                                             1,750          1,431            6,374          5,700
   Occupancy and equipment                                                 359            393            1,462          1,461
   Data processing service fees                                            231            217              879            795
   Federal deposit insurance costs                                          16             15               64             83
   Other                                                                   752            542            2,359          2,301
                                                                  -------------  -------------    -------------  -------------
      Total non-interest expense                                         3,108          2,598           11,138         10,340
                                                                  -------------  -------------    -------------  -------------

        Income before income tax expense                                 1,592          1,245            5,860          4,995

Income tax  expense                                                        548            468            2,046          1,854
                                                                  -------------  -------------    -------------  -------------
       Net income                                                      $ 1,044         $  777          $ 3,814        $ 3,141
                                                                  =============  =============    =============  =============
Earnings per common share:
       Basic                                                           $  0.50        $  0.38          $  1.85        $  1.56
       Diluted                                                            0.48           0.38             1.79           1.53
                                                                  =============  =============    =============  =============

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                  YONKERS FINANCIAL CORPORATION AND SUBSIDIARY
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                                  AT OR FOR THE FISCAL YEAR
                                                                                     ENDED SEPTEMBER 30,
                                                                             --------------------------------
                                                                                   2001               2000
                                                                             -------------       ------------
PERFORMANCE RATIOS:

Return on average assets                                                             0.70%              0.62%
Return on average equity                                                            10.12               9.69
Average interest rate spread                                                         2.30               2.47
Net interest margin                                                                  2.68               2.80
Efficiency ratio                                                                    65.63              66.56
Net interest income to non-interest expense                                        127.78             135.02
Non-interest expense to average assets                                               2.06               2.03
Average interest-earning assets to average interest-bearing liabilities            108.58             107.48


CAPITAL RATIOS:

Average equity to average assets                                                     6.96%              6.37%
Equity to total assets at end of period                                              7.46               6.67
Total risk-based capital                                                            14.22              15.24

ASSET QUALITY AND OTHER DATA:

Non-performing loans                                                                 $552               $123
Real estate owned, net                                                                 --                 --
                                                                             -------------       ------------
Total non-performing assets                                                           552                123
                                                                             =============       ============
Asset quality ratios:
     Non-performing loans to total loans                                             0.14%              0.03%
     Non-performing assets to total assets                                           0.10               0.02
Allowance for loan losses to:
     Non-performing loans                                                          362.68            1384.55
     Total loans                                                                     0.51               0.46